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Ford Escape, Explorer and Mustang Post Record Sales; Lincoln Delivers Best November Since 2007

•	Ford Escape posts best November sales ever; sales of 25,528 vehicles are up 22 percent

•	Ford Explorer sales of 14,949 vehicles represent vehicle’s best November results since 2004

•	Mustang sales of 8,728 vehicles represent strongest November sales since 2006

•	Lincoln delivers its best November sales results in seven years

•	Ford Motor Company U.S. sales of 187,000 vehicles for November represent a 2 percent decline compared to a year ago

DEARBORN, Mich., Dec. 2, 2014 – Ford Motor Company U.S. sales totaled 187,000 vehicles in November, down 2 percent from a year ago.

The overall sales decline was anticipated, as Ford manages its inventory levels as vehicle availability starts growing for the all-new Ford Mustang, F-150 and Transit models.

“Our all-new Mustang is moving quickly off dealer lots,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Mustang had its best November sales in eight years and is turning in just eight days on dealer lots, on average. Escape saw record sales for November, while Lincoln sales continue gaining momentum, with the brand posting its best sales since 2007.”

Escape sales increased 22 percent versus last year with 25,528 vehicles sold, representing the vehicle’s best-ever November performance. Explorer sales of 14,949 vehicles marks a 13 percent increase, making this Explorer’s best November performance since 2004.

Mustang surpassed the 8,000-vehicle mark in November, with 8,728 cars sold. Mustang’s largest markets, Texas and California, saw retail sales increases of 46 percent and 76 percent, respectively.

Lincoln sales of 8,113 vehicles provided a 21 percent gain and the brand’s best November in seven years. Lincoln MKC sales represent its second month above the 2,000 vehicle mark, with 2,152 vehicles sold as it continues to strengthen the brand overall. The new Navigator was up 88 percent with sales of 1,433 vehicles, representing Navigator’s best November sales since 2007.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 189,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.